AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHART INDUSTRIES, INC.
Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law
            The undersigned, Matthew J. Klaben, certifies that he is the Secretary of Chart Industries, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:
(1) The name under which the Corporation was originally incorporated was Chart Industries, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 25, 1992.
(2) The Certificate of Incorporation of the Corporation was amended and restated by that certain Restated Certificate of Incorporation filed with the Secretary of State of Delaware on December 3, 1992.
(3) The Restated Certificate of Incorporation of the Corporation was amended by that certain Certificate of Amendment filed with the Secretary of State of Delaware on May 3, 2001.
(4) The Restated Certificate of Incorporation of the Corporation, as amended by that certain Certificate of Amendment, was amended and restated by that certain Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on September 15, 2003.
(5) The Amended and Restated Certificate of Incorporation is amended and restated by this Amended and Restated Certificate of Incorporation, which was duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (the “DGCL”).
(6) The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
NAME OF CORPORATION
     The name of the Corporation is “Chart Industries, Inc.” (hereinafter the “Corporation”).

ARTICLE II
REGISTERED OFFICE
     The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
     The purpose for which the Corporation is organized is to engage in any lawful acts and activities for which corporations may be organized under the DGCL, and the Corporation shall have the power to perform all lawful acts and activities.
ARTICLE IV
AUTHORIZED CAPITAL STOCK
          A. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 160,000,000 shares of capital stock, consisting of (i) 150,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
          This Amended and Restated Certificate of Incorporation shall become effective on the date of the filing of this Amended and Restated Certificate of Incorporation in accordance with the DGCL (such time of effectiveness, the “Effective Time”). Upon the Effective Time, each share of Common Stock, par value $0.01 per share, of the Corporation (“Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into 4.62633000332015 duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of the Corporation (“New Common Stock”).
          Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”, whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of shares of the New Common Stock formerly represented by such Old Certificates so surrendered and reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent the applicable number of shares of New Common Stock and the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of any fraction of a share, the Corporation shall pay to the Corporation’s transfer agent or its nominee (the “Transfer Agent”) as soon as practicable after the Effective

Time, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the stock split, the amount equal to the fair market value of the aggregate of all fractional shares otherwise issuable (the “Fractional Share Amount”). The fair market value shall be determined by multiplying such fraction by the initial public offering price appearing on the cover page of the final prospectus contained in the registration statement of the Corporation on Form S-1 (Registration No. 333-133254).
          After the Effective Time and the receipt of payment by the Corporation of the Fractional Share Amount, the Transfer Agent shall pay to the stockholders entitled to a fraction of a share their pro rata share of the Fractional Share Amount upon surrender of their Old Certificates. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates surrendered. In the event that a holder surrenders Old Certificates after the Effective Time but prior to the date on which the Fractional Share Amount is determined and paid to the Transfer Agent, the Transfer Agent shall carry forward any fractional share of such holder until the Fractional Share Amount is paid to the Transfer Agent. In the event that the Corporation’s Transfer Agent determines that a holder of Old Certificates has not tendered all of his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange so that the payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable.
          B. Common Stock.
               1. Rights Generally. Except as otherwise expressly provided herein or as otherwise required by applicable law, all shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.
               2. Voting Rights of Common Stock Generally. Subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on any matter submitted to a vote of stockholders, or in respect of which written consents in lieu of a meeting are solicited, each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock registered in the name of such holder on the transfer books of the Corporation on each matter on which the common stockholders of the Corporation shall be entitled to vote. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon as a class pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
               3. Dividend Rights. Subject to the prior rights and preferences (if any) of the holders of any other class or series of stock having a preference as to dividends over the Common Stock, the holders of Common Stock will be entitled to receive, to the extent permitted by law, and to share equally and ratably, share for share, such dividends as may be declared from time to time by the Board of Directors, whether payable in cash, property, securities or otherwise of the Corporation.
               4. Liquidation, Dissolution or Other Winding Up of the Corporation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Corporation, after distribution in full of preferential amounts, if any, to be distributed to the holders of shares of any other class or series of stock having a preference as to liquidating distributions over the Common Stock, the holders of the Common Stock shall be entitled to share equally and ratably, share for share, in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders. For purposes of this Section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding-up of the business of the Corporation.
               5. Preemptive Rights. Holders of the Common Stock shall not have preemptive rights.
          C. Preferred Stock.
               1. Authority is hereby expressly granted to and vested in the Board of Directors to authorize from time to time the issuance of Preferred Stock in one or more series. With respect to each series of Preferred Stock authorized by it, the Board of Directors shall be authorized to establish by resolution or resolutions, and by filing a certificate pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), the following to the fullest extent now or hereafter permitted by the DGCL:
                   (a) the designation of such series;
                   (b) the number of shares to constitute such series;
                   (c) the voting powers (if any) of the shares of such series;
                   (d) if such series has voting rights, whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of the Common Stock or one or more other series of Preferred Stock;
(e) the preferences and relative, participating, optional, conversion or other special rights (if any) of such series and the qualifications, limitations or restrictions (if any) with respect to such series;
(f) the redemption rights and price(s), if any, of such series, and whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;
(g) the dividend rights and preferences (if any) of such series, including, without limitation, (A) the rates of dividends payable thereon, (B) the conditions upon which and the time when such dividends are payable, (C) whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate and (D) whether or not the payment of such dividends shall be preferred to the payment of dividends payable on the Common Stock or any other series of Preferred Stock;
(h) the preferences (if any), and the amounts thereof, which the holders of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding-up of, or upon any distribution of the assets of, the Corporation;
(i) whether or not the shares of such series, at the option of the Corporation or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable for (A) shares of Common Stock, (B) shares of any other series of Preferred Stock or (C) any other stock or securities of the Corporation or any other corporation;
(j) if such series is to be convertible or exchangeable, the price or prices or ratio or ratios or rate or rates at which such conversion or exchange may be made and the terms and conditions (if any) upon which such price or prices or ratio or ratios or rate or rates may be adjusted; and
(k) such other rights, powers and preferences with respect to such series as the Board of Directors may deem advisable.

Any series of Preferred Stock may vary from any other series of Preferred Stock in any or all of the foregoing respects and in any other manner.
               2. The Board of Directors may, with respect to any existing series of Preferred Stock but subject to the Preferred Stock Designation creating such series, (a) increase the number of shares of Preferred Stock designated for such series by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series or (b) decrease the number of shares of Preferred Stock designated for such series by a resolution subtracting from such series shares of Preferred Stock designated for such series (but not below the number of shares of such series then outstanding), and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.
               3. No vote of the holders of Common Stock or any class or series of Preferred Stock then issued and outstanding shall, unless otherwise expressly provided in a Preferred Stock Designation, be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation. Shares of any series of Preferred Stock that have been authorized for issuance pursuant to this Amended and Restated Certificate of Incorporation and that have been issued and reacquired in any manner by the Corporation (including upon conversion or exchange thereof) shall be restored to the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors and a Preferred Stock Designation as set forth above.
          D. Stock Options, Warrants, etc. The Corporation shall have authority to create and issue warrants, rights and options entitling the holders thereof to purchase from the Corporation shares of the Corporation’s capital stock of any class or series or other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.
ARTICLE V
ELECTION AND REMOVAL OF DIRECTORS
     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
          A. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors constituting the entire Board of Directors shall be as set forth in or fixed pursuant to the Amended and Restated By-laws of the Corporation.

          B. Election of Directors. Directors shall be elected by a plurality of the votes cast at the annual meetings of stockholders or a special meeting of stockholders called for such purpose, or by the holders of record of a majority of the outstanding shares then entitled to vote in the election of directors pursuant to a written consent of such stockholders and each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Election of directors need not be by written ballot unless the Amended and Restated By-laws of the Corporation so provide.
          C. Removal of Directors. Any or all of the directors (other than the directors elected by the holders of any class or classes of Preferred Stock of the Corporation, voting separately as a class or classes, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class; provided however, if at any time First Reserve Fund X, L.P. and its affiliates no longer are the beneficial owners, in the aggregate, of at least 40% in voting power of all shares entitled to vote generally in the election of directors, then, any director or the entire Board of Directors may be removed only by the affirmative vote of at least 75% in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class. For purposes of this Amended and Restated Certificate of Incorporation, the “beneficial owner” of shares shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule, and “affiliate” shall have the meaning specified in Rule 12b-2 promulgated under such Act, or any successor rule.
          D. General Powers of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.
ARTICLE VI
INDEMNIFICATION
     The Corporation shall indemnify, to the fullest extent now or hereafter permitted by Section 145 of the DGCL, any director or officer who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation.
     No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the personal liability of the directors to the Corporation or its stockholders shall be limited to the full extent permitted by the DGCL, as so amended from time to time.
               Notwithstanding the foregoing, the indemnification provided from this Article VI shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under the Amended and Restated By-laws of the Corporation, any agreement, vote of stockholders or disinterested directors or otherwise.
ARTICLE VII
AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS
          A. Certificate of Incorporation. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeal or rescind Article V.C., VII, or VIII or to adopt any provision inconsistent therewith.
          B. By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors shall have the power to make, alter, repeal or rescind the By-laws of the Corporation. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal Article III Section 9 of the Amended and Restated By-laws of the Corporation or any provision of the Amended and Restated By-laws which is to the same effect as Article V.C., VII and VIII of this Amended and Restated Certificate of Incorporation or to adopt any provision inconsistent therewith.
ARTICLE VIII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING
AND SPECIAL MEETING OF STOCKHOLDERS
          A. Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however if at any time First Reserve Fund X, L.P. and its affiliates no longer are the beneficial owners, in the aggregate, of at least 40% in voting power of all shares entitled to vote generally in the election of directors, then, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.
          B. Special Meetings of Stockholders. Except as otherwise required by law and subject to the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the Board of Directors or a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Amended and Restated By-laws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person.
ARTICLE IX
SECTION 203
     The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed this July 20, 2006.

CHART INDUSTRIES, INC.

By:	/s/ Matthew J. Klaben

Name: Matthew J. Klaben Title: Secretary